Table of Contents

As filed with the Securities and Exchange Commission on September 29, 2023

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Volcon, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3711	84-4882689
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3121 Eagles Nest Street, Suite 120

Round Rock, TX 78665

(512) 400-4271

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Greg Endo

3121 Eagles Nest Street, Suite 120

Round Rock, TX 78665

(512) 400-4271

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Cavas S. Pavri Johnathan C. Duncan ArentFox Schiff LLP 1717 K Street, NW Washington, DC 20006 Telephone: (202) 724-6847	Anthony W. Basch, Esq. J. Britton Williston, Esq. Shannon M. McDonough, Esq. Kaufman & Canoles, P.C. Two James Center, 14th Floor 1021 East Cary Street Richmond, VA 23219 Telephone: (804)-771-5700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated September 29, 2023

PRELIMINARY PROSPECTUS

___________ Shares of Common Stock

We are offering           shares of our common stock in this offering.

Our common stock is listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “VLCN.” On September 28, 2023, the closing price of our common stock on Nasdaq was $0.42 per share.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus supplement and the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus.

		Per Share		Total
Price to public	$		$
Underwriting discount(1)	$		$
Proceeds to us (before expenses)	$		$

________________________

(1) In addition to the discounts and commissions disclosed above, upon consummation of this offering we will issue to Aegis, or its designees, warrants to purchase an aggregate number of shares of our common stock equal to 10.0% of the aggregate number of shares of common stock issued in this offering, at an exercise price per share equal to 125% of the public offering price. See “Underwriting” beginning on page 13 for additional information regarding the compensation payable to the underwriter.

The offering is being underwritten on a firm commitment basis. We have granted an option to the underwriter to purchase up to additional shares on the same terms and conditions set forth above from us within 45 days after the date of this prospectus supplement to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares against payment through the facilities of the Depository Trust Company on or about September            , 2023.

___________________________________

Sole Book-Running Manager

Aegis Capital Corp.

The date of this prospectus is                        , 2023.

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ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities.

We have not, and the underwriter has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the underwriter has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus and the information incorporated by reference into this prospectus may contain references to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus and the information incorporated by reference into this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus forms a part, or any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” included or incorporated by reference in this prospectus.

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Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities.  You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” “intends,” or “hopes” or the negative of these or similar terms.  In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement.  Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.  We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by us or our representatives might not occur.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

•	our ability to generate revenues from sales, generate cash from operations, or obtain additional funding to market our vehicles and develop new products;
•	our ability to successfully implement and effectively manage our outsourced manufacturing, design and development model and achieve any anticipated benefits;
•	the ability of third-party manufacturers to produce our vehicles in accordance with our design and quality specifications, with sufficient scale to satisfy customers and within a reasonable cost;
•	anticipated timing for the manufacture, design, production, shipping and launch of our vehicles;
•	the inability of our suppliers to deliver the necessary components for our vehicles at prices and volumes acceptable to our third-party manufacturers;
•	our ability to establish a network of dealers and international distributors to sell and service our vehicles on the timeline we expect;
•	whether our vehicles will perform as expected;
•	our facing product warranty claims or product recalls;
•	our facing adverse determinations in significant product liability claims;
•	customer adoption of electric vehicles;
•	the development of alternative technology that adversely affects our business;
•	increased government regulation of our industry;
•	tariffs and currency exchange rates; and
•	the conflict with Russia and the Ukraine and the potential adverse effect it may have on the availability of materials used in the manufacturing of batteries for our vehicles.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus.

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Prospectus Summary

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider before deciding whether to invest in our common stock. Therefore, you should read the entire prospectus (including the documents incorporated by reference herein and therein), especially the “Risk Factors” section beginning on page 9 of this prospectus, and any similar section contained in the documents incorporated by reference herein, and our consolidated financial statements and the related notes incorporated by reference in this prospectus, before deciding to invest in our common stock. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company,” or “our Company,” and “Volcon” refer to Volcon, Inc., a Delaware corporation.

Our Company

We are an all-electric, off-road powersports vehicle company developing electric two and four-wheel motorcycles and utility terrain vehicles, or UTVs, also known as side-by-sides, along with a complete line of upgrades and accessories. In October 2020, we began building and testing prototypes for our future offerings with two off-road motorcycles – the Grunt and the Runt. Our motorcycles feature unique frame designs protected by design patents. Additional utility and design patents have been filed for other aspects of Volcon’s vehicles.

We initially began to sell and distribute the Grunt and related accessories in the United States on a direct-to-consumer sales platform. We terminated our direct-to-consumer sales platform in November 2021. Prior to the termination of our direct-to-consumer sales platform, U.S. consumers made deposits for 360 Grunts (net of cancellations) and five Runts, plus accessories and a delivery fee representing total deposits of $2.2 million. These orders were cancelable by the consumer until the vehicle was delivered and after a 14-day acceptance period, therefore the deposits were recorded as deferred revenue. As of June 30, 2022, we had completed shipping of all Grunts sold through our direct-to-consumer sales platform. Due to delays in developing the Runt, we refunded the deposits made for all Runts.

Beginning in November 2021, we began negotiating dealership agreements with powersports dealers to display and sell our vehicles and accessories. Customers can now, or will soon be able to, buy our vehicles and accessories directly from a local dealership. Some of these dealers will also provide warranty and repair services to customers. As of September 29, 2023, we have 133 active dealers. Dealers can order any of our available products provided they are current on their accounts receivable and are within their established credit limit. We expect to be able to offer dealers payment terms of up to 90 days to make larger purchases of our vehicles and we expect to enter into an accounts receivable factoring arrangement to allow the Company the ability to generate cash for working capital, but we do not currently have this financing option available. We have agreements with third-party financing companies to provide financing to qualified customers of each dealer. There is no recourse to the Company or the dealer if the dealer’s customer defaults on the financing agreement with the third-party.

As of September 27, 2023, we have signed agreements with six importers in Latin America and one importer for the Caribbean Region, collectively referred to herein as the LATAM importers, to sell our vehicles and accessories in their assigned countries/markets. In June 2022, we signed an exclusive distribution agreement with Torrot Electric Europa S.A., referred to herein as Torrot, to distribute their electric motorcycles for youth riders in Latin America. As discussed below, the agreement with Torrot was superseded by the December 2022 agreement to sell Volcon cobranded Torrot youth motorcycles. We use our LATAM importers to sell Volcon cobranded Torrot youth motorcycles in Latin America.

In October 2022, we signed an expanded agreement with Torrot to also be the exclusive distributor of Torrot and Volcon co-branded youth electric motorcycles in the United States as well as Latin America. This agreement supersedes the original Torrot agreement and once all Torrot branded inventory is sold, we will no longer distribute Torrot branded motorcycles. Finally, in December 2022, we signed an expanded agreement with Torrot to be the exclusive distributor of Volcon co-branded youth electric motorcycles in Canada. In June 2023, we wrote down all remaining Torrot branded inventory in the amount of $84,000. On September 27, 2023, we wrote down the Volcon cobranded Torrot youth motorcycles by $1,621,759 to reduce their cost to the estimated net realizable value.

We expect to expand our global sales of our vehicles and accessories beyond our current LATAM importer base. We expect to sign more LATAM importers in 2023 and expect to begin selling in Canada in 2024. We expect export sales to be executed with individual importers in each country that buy vehicles by the container. Each importer will sell vehicles and accessories to local dealers or directly to customers. Local dealers will provide warranty and repair services for vehicles purchased in their country.

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In July 2022, we expanded our offerings with the introduction of the first of our Volcon UTV models, the Stag, which we anticipate will be available for delivery to customers in the fourth quarter of 2023, followed by additional models of the Stag expected in 2024 and 2025. The Stag will be manufactured by a third-party and incorporate electrification units, which include batteries, drive units and control modules provided by General Motors. Beginning in June 2022, we have taken non-binding pre-production orders which are cancelable prior to delivery. We also expect to introduce a higher performance, longer range UTV (to be named) but development of this vehicle has not yet begun and no timeline for its development and release has been determined.

Through August 2022, we assembled the Grunt in a leased production facility in Round Rock, Texas. In August 2022, we announced that we will outsource the manufacturing of the Grunt to a third-party manufacturer, which has reduced costs and improved profitability on the Grunt. We also outsourced the manufacturing of the 2023 Grunt EVO to the same third-party manufacturer. The 2023 Grunt EVO has replaced the Grunt and has a belt drive rather than a chain drive as well as an updated rear suspension. We have received prototypes of the Grunt EVO in the first quarter of 2023 and began selling the Grunt EVO in the third quarter of 2023.

In September 2022, we reduced our headcount in our product development and administration departments as we outsourced the design and development of certain components of our vehicle development. We also hired our Chief Marketing Officer and hired additional sales and marketing employees and increase marketing activities to further support our brand and products. In September 2023, we reduced our headcount in several departments to reduce costs and we continue to evaluate other cost reduction opportunities.

We began taking pre-orders for an E-Bike, the Brat, in September 2022 and shipments to customers began in the fourth quarter of 2022. The Brat is being manufactured by a third-party. In January 2023, we began selling the Brat directly to consumers through our website. Consumers who order the Brat from our website can have the Brat shipped to their specified destination.

In November 2022, we finalized an agreement for a third-party to manufacture the Runt LT. We received prototypes of the Runt LT in the first quarter of 2023 and expect to begin sales in the first quarter of 2024.

The estimated fulfillment of all orders we have received assumes that our third-party manufacturers can successfully meet our order quantities and deadlines. If they are unable to satisfy orders on a timely basis, our customers may cancel their orders.

Recent Developments

Compensation Reductions

On September 1, 2023, our Compensation Committee determined that for the 2023 compensation year, all cash bonuses payable to the Company’s officers, if any, shall no longer be payable in cash and shall be payable in the form of stock awards valued as of the date of determination of the bonus amount, if any. In addition, the Compensation Committee and Board further approved that all future quarterly Board cash fees shall be payable in the form of stock awards valued as of the date of determination of the award amount. Also, our CEO, CFO and COO have voluntarily reduced their annual salaries by ten percent.

Waiver and Modification Agreement

On May 19, 2023, we entered into a Securities Purchase and Exchange Agreement (the “Purchase Agreement”) with Empery Asset Master, LTD, Empery Tax Efficient, LP and Empery Debt Opportunity Fund, LP (collectively, the “Investors”) pursuant to which the Company:

(A) issued to the Investors in a private placement (i) senior convertible notes in an aggregate principal amount of $4,934,783 (the “Convertible Notes”), which have a current conversion price of $0.75 per share, and (ii) warrants to purchase 5,434,783 shares of common stock with a current exercise price of $0.75 per share of common stock (the “New Warrants”);

(B) exchanged the senior convertible notes due February 24, 2024 in principal amount of $27,173,913 (the “Original Notes”) for: (i) senior convertible notes due February 24, 2024 in principal amount of $3,690,422 at a current conversion price of $0.75 per share, subject to further adjustment upon the occurrence of specified events (the “Series A Exchange Notes”); and (ii) senior convertible notes due February 24, 2024 in principal amount of $23,483,491 at a current conversion price of $0.75 per share, subject to further adjustment upon the occurrence of specified events (the “Series B Exchange Notes,” and together with the Series A Exchange Notes, the “Exchange Notes” and the Convertible Notes together with the Exchange Notes, the “Notes”); and

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(C) exchanged the common stock purchase warrants issued in connection with the Original Notes to purchase 9,057,971 shares of common stock (the “Original Warrants”) for warrants to purchase 17,057,971 shares of common stock with a current exercise price of $0.75 per share of common stock (the “Exchange Warrants” and together with the New Warrants, the “Warrants”).

With respect to the Notes and Warrants, if the Company issues or sells any shares of its common stock (with limited exceptions) for a consideration per share (the “New Issuance Price”) less than a price equal to the conversion price of the Notes or exercise price of the Warrants in effect immediately prior to such issue or sale, the conversion price of the Notes and exercise price of the Warrants will be reduced to an amount equal to such new issue price (subject to a floor price of $0.22).

In addition, the Purchase Agreement restricted the Company from conducting additional offerings of its equity securities until September 25, 2023.

On September 14, 2023, the Company entered into a Waiver and Modification Agreement (the “Waiver Agreement”) with the Investors pursuant to which the Investors waived the restriction on the Company’s ability to conduct a planned underwritten public offering of shares of its securities (the “Offering”). In addition, pursuant to the Waiver Agreement, the Investors agreed that notwithstanding the pricing of the Offering, the New Issuance Price with respect to the Notes (and not the Warrants) shall be deemed to be the greater of: (i) the price per share sold in the Offering; or (ii) $0.55. The Company completed the Offering at an offering price of $0.50, and as such, the conversion price of the Notes was decreased from $0.75 to $0.55 per share, the number of shares of common stock underlying the Notes was increased from 42,811,595 to 58,379,448, and the exercise price of the Warrants was decreased to the offering price in this Offering, or $0.50.

Note Amendment; Security Agreement; Guaranty Agreement

On September 14, 2023, the Company entered into a note amendment (the “Note Amendment”) with the Investors pursuant to which the Investors agreed to take the following actions with respect to the Notes:

(i)       to extend the maturity date from February 24, 2024 to January 31, 2025;

(ii)       the Notes required us to have unrestricted and unencumbered cash on deposit of $10,000,000 on December 31, 2023. The Note Amendment reduced the cash requirement to $5,000,000 and extended the requirement date to June 30, 2024;

(iii)       to add a new covenant that on or prior to December 31, 2023, the Company sells to customers not less than 250 Volcon Stag offroad vehicles; provided that in order to qualify as a sale, such sale would need to be revenue on our income statement in accordance with generally accepted accounting practices, as may be amended;

(iv)       to allow us to incur indebtedness of up to $10 million from a factoring arrangement on terms acceptable to the Investors, provided, that the factoring lender executes a subordination and intercreditor agreement on terms acceptable to the Investors and approved by the Investors in writing; and

(v)        to allow liens arising from indebtedness of the type described in clause (iv) above, provided that the factoring lender executes a subordination and intercreditor agreement on terms acceptable to the Investors and approved by the Investors in writing.

The Note Amendment will only become effective upon the execution of a valid and enforceable security agreement by the Company and the collateral agent to the Investors no later than September 22, 2023; and the execution of a valid and enforceable guaranty by the Company’s subsidiaries no later than September 22, 2023.

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On September 22, 2023, the Company, Volcon ePowersports, LLC, a Delaware limited liability company, a wholly owned subsidiary of the Company (“Volcon Delaware”), and Volcon ePowersports, LLC, a Colorado limited liability company, a wholly owned subsidiary of the Company (“Volcon Colorado” and with Volcon Delaware, the “Volcon Subsidiaries”), entered into a security agreement (the “Security Agreement”) in favor of Empery Tax Efficient, LP, in its capacity as collateral agent with respect to the Notes. Pursuant to the Security Agreement, the Company granted the Investors, as collateral for the Notes, a security interest in all of the assets of the Company.

On September 22, 2023, the Volcon Subsidiaries entered into a guaranty agreement (the “Guaranty Agreement”) in favor of Empery Tax Efficient, LP, in its capacity as collateral agent with respect to the Notes. Pursuant to the Guaranty Agreement, the Volcon Subsidiaries absolutely, unconditionally and irrevocably guaranteed the payment by the Company of the Notes.

Warrant Inducement

On September 29, 2023, we entered into a warrant inducement agreement with the Investors. In connection with this agreement, we lowered the exercise price of 1,535,000 warrants to purchase our common stock to $0.35 per share and the Investor exercised these warrants and paid us $537,250. In addition, we issued 1,535,000 warrants (“New Warrants”) to purchase our common stock with an exercise price of $0.50 per share. The New Warrants can be exercised for unregistered shares of our common stock and expire on August 22, 2027.

Underwritten Offering

On September 15, 2023, we entered into an underwriting agreement (the “Underwriting Agreement”) with Aegis Capital Corp. (the “Underwriter”), in connection with a public offering (the “Offering”) of an aggregate of 1,400,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share. In addition, the Company granted the Underwriter a 45-day option to purchase up to an additional 210,000 Shares to cover over-allotments, if any, pursuant to the Underwriting Agreement.

The Offering closed on September 18, 2023, and the Company received net proceeds of approximately $547,000 after deducting underwriting discounts and commissions and estimated expenses payable by the Company associated with the Offering. An aggregate of 1,400,000 Shares were sold in the Offering. The Shares were sold at a price to the public of $0.50 per share, less underwriting discounts and commissions.

The Offering was made pursuant to a shelf registration statement (File No. 333-269644) on Form S-3 and the base prospectus contained therein, which was filed by the Company with the Securities and Exchange Commission on February 8, 2023, amended on March 15, 2023, and declared effective on March 21, 2023. A prospectus supplement relating to the Offering was filed with the SEC on September 18, 2023.

Under the terms of the Underwriting Agreement, the Underwriter received an underwriting discount of 4.0% to the public offering price for the Shares. Pursuant to the Underwriting Agreement, the Company will also issue to the Underwriter or their designees warrants to purchase up to 20.0% of the aggregate number of Shares issued in the Offering (the “Underwriter Warrants”) with an exercise price equal to 125% of the offering price, or $0.625 per share, subject to adjustments. In addition, the Company agreed to reimburse the Underwriter’s fees and expenses of $50,000.

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Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as the term is used in The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and therefore, we may take advantage of certain exemptions from various public company reporting requirements, including:

•	a requirement to only have two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis;

•	exemption from the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a non-binding advisory stockholder vote on executive compensation and any golden parachute payments.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual revenues, have more than $700.0 million in market value of our capital stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available benefits of the JOBS Act. We have taken advantage of some of the reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Risks Affecting Our Company

In evaluating an investment in our securities, you should carefully read this prospectus and especially consider the factors incorporated by reference in the sections titled “Risk Factors” commencing on page 9 of this prospectus and the Annual Report on Form 10-K for the year ended December 31, 2022 incorporated by reference herein.

Company Information

Our principal executive offices are located at 3121 Eagles Nest Street, Suite 120, Round Rock, TX 78665. Our phone number is (512) 400-4271 and our website address is www.volcon.com. We make our periodic reports and other information filed with, or furnished to, the SEC available free of charge through our website. The information on or accessible through our website is not part of and is not incorporated by reference into this prospectus.

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THE OFFERING

Common stock offered by us	shares of our common stock ( shares if the underwriter exercises its over-allotment option in full).

Common stock to be outstanding after this offering	shares ( shares if the underwriter exercises its over-allotment option in full).

Use of Proceeds	We expect to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds” on page 11.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus and the risk factors incorporated by reference into this prospectus.

Lock-up	We have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 180 days after the date of this prospectus. Our directors, executive officers, employees, and certain shareholders have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 120 days after the date of this prospectus. See “Underwriting” for more information.

Nasdaq Capital Market Symbol	VLCN.

The number of shares of our common stock expected to be outstanding after this offering is based on 32,015,119 shares of common stock outstanding as of September 29, 2023, and excludes, as of that date, the following:

•	5,025,830 shares of common stock issuable upon the exercise of outstanding stock options, vested and unvested, with a weighted-average exercise price of $2.01 per share;
•	25,000 shares of common stock issuable for vesting of restricted stock units;
•	6,307,647 shares of common stock issuable upon the exercise of outstanding warrants (excluding the warrants issued in our August 2022 and May 2023 offerings that are discussed below) with a weighted-average exercise price of $1.52 per share;
•	58,379,448 shares of our common stock issuable upon the conversion of the convertible notes we issued in May 2023 (assuming the reduction of the conversion price of the convertible notes upon the closing of this offering as described above in the “Recent Developments” section);
•	22,492,754 shares of common stock issuable upon the exercise of outstanding warrants issued in our August 2022 and May 2023 note offerings at an exercise price of $0.50 per share (which exercise price will be reduced to the price per share in this offering pursuant to the terms of such warrants);
•	up to an aggregate of 1,230,949 shares of common stock reserved for future issuance under our stock plan, as amended; and
•	up to shares of common stock underlying warrants to be issued to the underwriter in this offering.

Except as otherwise indicated herein, all information in this prospectus supplement assumes no exercise by the underwriter of its over-allotment option to purchase additional shares.

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Risk Factors

An investment in our securities involves risks. We urge you to consider carefully the risks described below, and in the documents incorporated by reference in this prospectus, before making an investment decision, including those risks identified under “Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section above entitled “Cautionary Note Regarding Forward-Looking Statements”.

Risks Related to this Offering

We will require additional capital funding in the near term, the receipt of which may impair the value of our common stock.

Our future capital requirements depend on many factors, including our sales and marketing activities. We will need to raise additional capital through public or private equity or debt offerings or through arrangements with strategic partners or other sources.  Assuming we complete this offering, we expect to have sufficient funds to operate our business until _____________. There can be no assurance that additional capital will be available when needed or on terms satisfactory to us, if at all.  To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock.

You will experience immediate and substantial dilution in the book value per share of the common stock you purchase in the offering.

Because the public offering price per share of our common stock being offered is substantially higher than the net tangible book value per share of our outstanding common stock, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. Investors purchasing shares of our common stock in this offering will incur immediate dilution of $ per share, after giving effect to the sale of an aggregate of shares of our common stock at the public offering price set forth on the cover page of this prospectus supplement, after deducting the underwriting discount and estimated offering expenses payable by us. See “Dilution” on page 11 of this prospectus for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders or result in downward pressure on the price of our common stock.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion in the application of the net proceeds from this offering, and our stockholders will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. See “Use of Proceeds” on page 11 of this prospectus for a description of our proposed use of proceeds from this offering.

We do not intend to pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends in the foreseeable future.

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The exercise prices of certain warrants and the conversion prices of our outstanding convertible notes payable may require further adjustment.

If in the future, including in this offering, we sell our common stock at a price below $0.55 per share, the conversion price of our outstanding Notes would adjust to such price, and if we sell our common stock at a price below $0.50 per share, the exercise price of the Warrants to purchase 22,492,754 shares of common stock we issued in our August 2022 and May 2023 note offerings would adjust to such price, in each case, subject to a floor price of $0.22. As if complete this offering at an assumed price of              $ , the conversion price of the Notes will be decreased from $0.55 to           $ per share, the number of shares of common stock underlying the Notes will be increased from 58,379,448 to                , and the exercise price of the Warrants will be decreased to the offering price in this offering.

If we agree to complete additional warrant inducements, we may reduce the exercise price of warrants held by Investors and we may issue additional warrants to the Investors to replace some or all of the warrants that were exercised.

On September 29, 2023, we entered into a warrant inducement agreement with Investors and reduced the exercise price of certain warrants from $0.50 to $0.35 in order to induce them to exercise 1,535,000 warrants. We also issued 1,535,000 additional warrants to the Investors with an exercise price of $0.50.  To the extent we complete similar warrant inducements in the future, our stockholders may experience substantial dilution.

If we fail to satisfy all applicable continued listing requirements of the Nasdaq Capital Market our common stock may be delisted from Nasdaq, which could have an adverse impact on the liquidity and market price of our common stock.

Our common stock is currently listed on the Nasdaq Capital Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum bid price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.

On July 5, 2023, we received a notice from Nasdaq that we were not in compliance with Nasdaq’s Listing Rule 5550(b)(2), which requires that we maintain a market value of listed securities (“MVLS”) of $35 million. MVLS is calculated by multiplying our shares outstanding by the closing price of our common stock. On July 6, 2023, we received a notice from Nasdaq that we were not in compliance with Nasdaq’s Listing Rule 5550(a)(2), as the minimum bid price of our common stock had been below $1.00 per share for 30 consecutive business days.

We have until January 2, 2024, to regain compliance with both the MVLS requirement and the minimum bid price requirement. To regain compliance with the MVLS requirement, our MVLS must close at $35 million or more for a minimum of ten consecutive business days during this grace period. To regain compliance with the minimum bid price rule, the minimum bid price of our common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this grace period. While we may be able to qualify for additional time to attempt to regain compliance, there can be no assurance that we will qualify for additional time to regain compliance, or that we will regain compliance with or without such additional time. If we do not regain compliance within the allotted compliance period(s), including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that our shares of common stock will be subject to delisting.

In the event that our common stock is delisted from Nasdaq and is not eligible for quotation or listing on another market or exchange, trading of our common stock could be conducted only in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

The exercise prices of certain warrants and the conversion prices of our outstanding convertible notes payable may require further adjustment if we complete a reverse stock split.

As stated above, we have until January 2, 2024, to regain compliance with the minimum bid price requirement, which will require the minimum bid price of our common stock to meet or exceed $1.00 per share for a minimum of ten consecutive business days. In our 2023 annual meeting of stockholders, our stockholders approved a proposal granting our board of directors the authority to effect a reverse stock split of our outstanding common stock at one of the following reverse stock split ratios, 1-for-2, 1-for-3, 1-for-4, or 1-for-5, as determined by the board in its sole discretion. In order to attempt to satisfy the bid price requirement, our board of directors may exercise the foregoing authorization and effect a reverse split of our common stock.

The exercise prices of the Warrants to purchase 22,492,754 shares of common stock we issued in our August 2022 and May 2023 note offerings, and the conversion prices of our outstanding convertible notes, may be subject to downward adjustment if we complete a reverse stock split. Specifically, upon the completion of a reverse stock split, if the lowest volume weighted average price of our common stock during the five consecutive trading days after the completion of a reverse stock split is less than the exercise prices of the Warrants or the conversion prices of the convertible notes, then such exercise prices and conversion prices shall be reduced to such price, in each case, subject to a floor price of $0.22.

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Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $           (or approximately $              if the underwriter exercise its over-allotment option in full), after deducting the underwriting discount and estimated offering expenses payable by us.

We expect to use the net proceeds from this offering for general corporate purposes. This represents our best estimate of the manner in which we will use the net proceeds we receive from this offering based upon the current status of our business, but we have not reserved or allocated amounts for specific purposes and we cannot specify with certainty how or when we will use any of the net proceeds. Amounts and timing of our actual expenditures will depend on numerous factors. Our management will have broad discretion in applying the net proceeds from this offering.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and any contractual restrictions.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

 Our net tangible book value as of June 30, 2023 was approximately negative $23.9 million, or approximately $(0.78) per share. Net tangible book value is determined by subtracting our total liabilities from our total tangible assets, and net tangible book value per share is determined by dividing our net tangible book value by the number of shares of our common stock outstanding.

After giving effect to: (i) the sale of 1,400,000 shares of our common stock at a price of $0.50 per share completed in a public offering we conducted in September 2023; and (ii) the sale of           shares of our common stock in this offering at the public offering price of $      per share, and after deducting the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2023 would have been approximately $      , or approximately $      per share. This represents an immediate increase in net tangible book value of approximately $       per share to our existing stockholders and an immediate dilution of approximately $      per share to new investors participating in this offering. The following table illustrates this dilution on a per share basis:

Public offering price per share			$
Net tangible book value per share as of June 30, 2023		$(0.78)
Increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share after giving effect to this offering			$
Dilution per share to new investors participating in this offering			$

If the underwriter exercises its option to purchase an additional         shares of common stock in full, our as adjusted net tangible book value after giving effect to this offering, would have been approximately $         per share, representing an increase in net tangible book value of approximately $         per share to existing stockholders and immediate dilution in net tangible book value of approximately $         per share to new investors purchasing shares in this offering.

The information discussed above is illustrative only and will adjust based on the actual offering price, the actual number of shares we offer in this offering, and any other terms of this offering determined at pricing.

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The above discussion and table are based on 30,615,119 shares of our common stock outstanding as of June 30, 2023, and excludes as of that date the following:

•	3,280,497 shares of common stock issuable upon the exercise of outstanding stock options, vested and unvested, with a weighted-average exercise price of $2.89 per share;
•	50,000 shares of common stock issuable for vesting of restricted stock units;
•	6,027,647 shares of common stock issuable upon the exercise of outstanding warrants (excluding the warrants issued in our August 2022 and May 2023 offerings that are discussed below) with a weighted-average exercise price of $1.56 per share;
•	58,379,448 shares of our common stock issuable upon the conversion of the convertible notes we issued in May 2023 (assuming the reduction of the conversion price of the convertible notes upon the closing of this offering as described above in the “Recent Developments” section);
•	22,492,754 shares of common stock issuable upon the exercise of outstanding warrants issued in our August 2022 and May 2023 note offerings at an exercise price of $0.50 per share (which exercise price will be reduced to the price per share in this offering pursuant to the terms of such warrants);
•	up to an aggregate of 2,951,282 shares of common stock reserved for future issuance under our stock plan, as amended; and
•	280,000 shares of common stock issuable upon exercise of outstanding warrants issued to the underwriter of our September 2023 common stock offering at an exercise price of $0.625 per share;
•	up to shares of common stock underlying warrants to be issued to the underwriter in this offering.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options or warrants to purchase our common stock, and no conversion of convertible notes. The exercise of outstanding options or warrants or the conversion of convertible notes having an exercise or conversion price less than the offering price would increase dilution to investors participating in this offering. In addition, we may choose to raise additional capital depending on market conditions, our capital requirements and strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through our sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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UNDERWRITING

We will enter into an underwriting agreement with Aegis Capital Corp. (“Aegis”) in connection with this offering. Aegis is acting as the sole book-running manager. The underwriting agreement provides for the purchase of a specific number of shares of common stock. The underwriter has agreed to purchase the number of shares set forth opposite its name below:

Underwriter	Number of Shares
Aegis Capital Corp.

The underwriter has agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below), if any are purchased under the underwriting agreement.

The underwriter is offering the shares subject to various conditions and may reject all or part of any order. The representative of the underwriter has advised us that the underwriter proposes to offer the shares directly to the public at the public offering price per share that appears on the cover page of this prospectus. In addition, the representative may offer some of the shares to other securities dealers at such price less a concession of $_____ per share. After the shares are released for sale to the public, the representative may change the offering price and other selling terms at various times.

We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriter to purchase a maximum of          additional shares from us to cover over-allotments. If the underwriter exercises all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. The underwriter has agreed that, to the extent the over-allotment option is exercised, they will purchase the additional shares reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriter by us, before expenses (these amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option in the offering):

		Per Share		Total Without Exercise of Underwriter’s Option		Total With Full Exercise of Underwriter’s Option
Public offering price	$		$		$
Underwriting discount (8.0%)	$		$		$
Non-accountable expense allowance (1.0%)(1)
Proceeds to us (before expenses)	$		$		$

(1)         We have agreed to pay a non-accountable expense allowance to Aegis equal to 1.0% of the gross proceeds received in this offering.

We estimate that our total expenses of the offering, excluding the estimated underwriting discount, will be approximately $            , which includes the fees and expenses for which we have agreed to reimburse the underwriter.

As additional compensation to Aegis, upon consummation of this offering, we will issue to Aegis or its designees warrants to purchase an aggregate number of shares of our common stock equal to 10.0% of the number of shares of common stock issued in this offering, at an exercise price per share equal to 125% of the public offering price (the “Underwriter Warrants”). The Underwriter Warrants and the underlying shares of common stock will not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Underwriter Warrants by any person for a period of 180 days beginning on the date of commencement of sales of the offering in compliance with FINRA Rule 5110.

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The Underwriter Warrants will be exercisable from the date that is six months from the commencement of the sales of the offering, and will expire four years and six months from such date in compliance with FINRA Rule 5110(g)(8)(A). Furthermore, (i) the Underwriter Warrants do not have more than one demand registration right at our Company’s expense in compliance with FINRA Rule 5110(g)(8)(B); (ii) the Underwriter Warrants do not have a demand registration right with a duration of more than five years from the commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8)(C); (iii) the Underwriter Warrants do not have piggyback registration rights with a duration of more than seven years from the commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8)(D); and (iv) the Underwriter Warrants have anti-dilution terms that are consistent with FINRA Rule 5110(g)(8)(E) and (F).

Lock-Up Agreements

Our directors and executive officers have agreed that, for a period of one hundred twenty (120) days from the closing date of the offering, subject to certain limited exceptions, they will not directly or indirectly, without the prior written consent of Aegis, (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

Our directors and executive officers have agreed not to offer, sell, dispose of or hedge any shares of our common stock, subject to specified limited exceptions, for a period of one hundred twenty (120) days after the date of this offering.

Aegis, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, Aegis will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Company Standstill

Without the prior written consent of Aegis, the Company has agreed, for a period of one hundred eighty (180) days from the closing date of the offering, that it will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company except for (i) the adoption of an equity incentive plan, or the amendment of an existing equity incentive plan, and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8; provided, however, that any sales by parties to the lockups shall be subject to the lock-up agreements and (ii) this issuance of shares in connection with an acquisition or a strategic relationship which may include the sale of equity securities, including, without limitation, an issuance of shares in connection with an agreement with a vehicle manufacturer; provided, that none of such shares shall be saleable in the public market until the expiration of the applicable period described above.

Right of First Refusal

If, for the period ending eighteen (18) months from the closing of the offering, we or any of our subsidiaries decides to raise funds by means of a public offering or a private placement or any other capital raising financing of equity, equity-linked or debt securities, Aegis (or any affiliate designated by Aegis) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. If Aegis or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature, but in no event will the fee structure be less than those outlined in the underwriting agreement between the Company and Aegis entered into for this offering, and the provisions of such underwriting agreement, including indemnification, which are appropriate to such transaction. Notwithstanding the foregoing, the decision to accept the Company’s engagement shall be made by Aegis or one of its affiliates, by a written notice to the Company, within ten (10) days of the receipt of the Company’s notification of its financing needs. The foregoing right of first refusal shall not apply to (i) any transaction where the book-running manager, underwriter or placement agent for such financing is a tier one investment bank in the United States or (ii) any non-public financings or transactions not involving an investment bank, financial advisor, placement agent, finder or other party receiving payment in connection with the offering, including, without limitation, rights offerings to existing shareholders or similar transactions.

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Tail Financing

Aegis shall be entitled to compensation with respect to any public or private offering or other financing or capital raising transaction of any kind to the extent that such financing or capital is provided to us by funds whom Aegis had contacted during the engagement period or introduced to us during the engagement period, if such tail financing is consummated at any time within the six (6) month period following the expiration or termination of the letter of engagement between Aegis and us dated September 29, 2023, as may be amended from time to time.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

Rules of the Securities and Exchange Commission may limit the ability of the underwriter to bid for or purchase shares before the distribution of the shares is completed. However, the underwriter may engage in the following activities in accordance with the rules:

•       Stabilizing transactions — The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•       Over-allotments and syndicate covering transactions — The underwriter may sell more shares of our common stock in connection with this offering than the number of shares than they have committed to purchase. This over-allotment creates a short position for the underwriter. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriter’s over-allotment option to purchase additional shares in this offering described above. The underwriter may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•       Penalty bids — If the representative purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriter and selling group members who sold those shares as part of this offering.

•       Passive market making — Market makers in the shares who is the underwriter may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq Capital Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Electronic Delivery of Preliminary Prospectus: A preliminary prospectus in electronic format may be delivered to potential investors by one or more of the underwriter participating in this offering. The preliminary prospectus supplement in electronic format will be identical to the paper version of such preliminary prospectus. Other than the preliminary prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus forms a part.

The underwriter and its affiliates have provided in the past and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they may receive customary fees and commissions. In addition, from time to time, the underwriter and their affiliates may effect transactions for their own account or the accounts of customers, and hold on behalf of itself or its customers, long or short positions in our debt or equity securities or loans, and may do so in the future. Aegis may release, or authorize us to release, as the case may be, the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

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Description of Securities

The following summary is a description of the material terms of our securities and is not complete. You should also refer to the Volcon, Inc. amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the applicable provisions of the Delaware General Corporation Law, or the DGCL.

Authorized Capital Stock

Our amended and restated certificate of incorporation authorizes us to issue 255,000,000 shares of capital stock consisting of 250,000,000 shares of common stock, par value $0.00001 per share and 5,000,000 shares of preferred stock, par value $0.00001 per share.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. The board’s determination to issue dividends will depend upon our profitability and financial condition, any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock. Our amended and restated certificate of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

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Warrants

Underwriter Warrants

In connection with our initial public offering completed on October 8, 2021, we entered into the Underwriting Agreement, pursuant to which we agreed to issue to Aegis the Underwriter Warrant, a five-year warrant to purchase up to 162,594 shares of the Company’s common stock at an exercise price of $6.88.

In connection with our public offering completed on February 1, 2022, we entered into the Underwriting Agreement, pursuant to which we agreed to issue to Aegis the Underwriter Warrant, a five-year warrant to purchase up to 333,334 shares of the Company’s common stock at an exercise price of $3.75.

In connection with our public offering completed on September 18, 2023, we entered into the Underwriting Agreement, pursuant to which we agreed to issue to Aegis the Underwriter Warrant, a five-year warrant to purchase up to 280,000 shares of the Company’s common stock at an exercise price of $0.625.

Placement Agent Warrant

In connection with our Series B Preferred Stock offering in May 2021, we entered into the Placement Agent Agreement, pursuant to which we agreed to issue to Aegis the Placement Agent Warrant, a five-year warrant to purchase up to 9,374 shares of the Company’s common stock at an exercise price of $3.80.

On August 22, 2022, we entered into the Placement Agent Agreement, pursuant to which we agreed to issue to Aegis the Placement Agent Warrant, a five-year warrant to purchase up to 603,864 shares of the Company’s common stock at an exercise price of $3.5625.

For a description of the New Warrants and Exchange Warrants see the section “Prospectus Summary – Recent Developments – Waiver and Modification Agreement.”

Convertible Notes

For a description of the New Notes and Exchange Notes see the section “Prospectus Summary – Recent Developments – Waiver and Modification Agreement.”

Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not fewer than 120 calendar days prior to the first anniversary date on which our notice of meeting and related proxy statement were mailed to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called at any time by only the Chairman of the Board, the Chief Executive Officer, the President or the board of directors, or in their absence or disability, by any vice president.

No Written Consent of Stockholders. Our amended and restated certificate of incorporation and bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

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Amendment of Bylaws. Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of a majority of each class of issued and outstanding shares of our voting securities, at a meeting called for the purpose of amending and/or restating our bylaws.

Preferred Stock. Our amended and restated certificate of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See the section titled “Preferred Stock” above.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines generally “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the DGCL.

Listing

Our common stock is listed on the Nasdaq under the symbol “VLCN”.

Transfer Agent

The transfer agent for our common stock is Computershare.

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LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by ArentFox Schiff LLP, Washington, DC. Kaufman & Canoles, P.C., Richmond, Virginia, is acting as counsel for the underwriter in connection with this offering.

EXPERTS

The financial statements as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 incorporated in this prospectus have been audited by MaloneBailey LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of common stock being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the common stock offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, file periodic and current reports, proxy statements and other information with the SEC. We expect to make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website, https://ir.volcon.com/sec-filings/all-sec-filings, as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we are disclosing important information to you by referring you to other documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until all offerings under the registration statement are completed:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 7, 2023 as amended by Form 10-K/A filed with the SEC on March 14, 2023.
•	Our Quarterly Report on Form 10-Q/A filed with the SEC on May 8, 2023 and our Form 10-Q filed August 11, 2023.
•	Our Definitive Proxy Statement on Schedule 14A filed on April 3, 2023;
•	Our Current Report on Form 8-K filed with the SEC on February 10, 2023, March 28, 2023, May 22, 2023, May 25, 2023 (two Form 8-K filings), June 15, 2023, July 10, 2023, July 14, 2023, August 1, 2023, August 4, 2023, September 7, 2023, September 12, 2023, September 15, 2023, September 18, 2023, and September 27, 2023.
•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 1, 2021, and any other amendment or report filed for the purpose of updating such description.
•	An updated description of our capital stock is included in this prospectus under "Description of Common Stock" and "Description of Preferred Stock".

These reports contain important information about us, our financial condition and our results of operations.

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All future documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents that we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this registration statement are terminated shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus at no charge, upon written or oral request to Volcon, Inc., 3121 Eagles Nest Street , Suite 120, Round Rock, TX 78665, Attn: Chief Financial Officer, (512) 400-4271; greg@volcon.com.

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____________ Shares

Volcon, Inc.

PROSPECTUS

Sole Book-Running Manager

Aegis Capital Corp.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Volcon, Inc. (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee.

The following expenses will be borne solely by the Registrant:

Amount to be Paid
SEC Registration fee	$1,425.71
Legal fees and expenses	$100,000
Accounting fees and expenses	$20,000
Miscellaneous fees and expenses	$5,000
Total	$126,425.71

Item 14. Indemnification of Directors and Officers.

Pursuant to Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding referenced above, or in defense of any claim, issue or matter therein, a corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred in connection therewith. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon in the case of a current officer or director, receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote and agreement or otherwise.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitations on liability for its directors.

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The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above..

The Registrant’s amended and restated certificate of incorporation requires the Registrant to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “covered person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director, officer or member of a committee of the Registrant, or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a proceeding.

In addition, under the Registrant’s amended and restated certificate of incorporation, in certain circumstances, the Registrant shall pay the expenses (including attorneys’ fees) incurred by a covered person in defending a proceeding in advance of the final disposition of such proceeding; provided, however, that the Registrant shall not be required to advance any expenses to a person against whom the Registrant directly brings an action, suit or proceeding alleging that such person (1) committed an act or omission not in good faith or (2) committed an act of intentional misconduct or a knowing violation of law. Additionally, an advancement of expenses incurred by a covered person shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such covered person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal or otherwise in accordance with Delaware law that such covered person is not entitled to be indemnified for such expenses.

In addition, the Registrant has entered into indemnification agreements with its directors and executive officers that provide for additional indemnification protections, which form of agreement has been filed as an exhibit to this registration statement.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act:

On September 21, 2020, the Company issued its founding stockholders an aggregate of 775,000 shares of common stock. The issuances were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. promulgated thereunder.

On August 28, 2020, the Company entered into consulting agreements with Pink Possum, LLC (“Pink Possum”), an entity controlled by Mr. Okonsky, and Highbridge Consultants, LLC (“Highbridge”), an entity controlled by Mr. James. In consideration for entering into the consulting agreements, the Company issued the two entities ten-year warrants to purchase common stock at an exercise price of $0.004 per share. The number of shares of common stock issuable pursuant to the warrants was based on the number of shares of our common stock outstanding at the time of exercise and provided that Pink Possum and Highbridge would receive 18.75% and 25%, respectively, of our shares of common stock outstanding at the time of exercise on a fully diluted basis. On March 26, 2021, Pink Possum and Highbridge entered into amendments to the consulting agreements agreeing to exchange the original warrants for new ten-year warrants to purchase 1,900,000 and 2,500,000 shares (4,750,000 and 6,250,000 shares after the 1 to 2.5 stock split completed in July 2021), respectively, of common stock at an exercise price of $2.46. On December 20, 2021, Highbridge exercised all of its warrants on a cashless basis and the Company issued 5,507,575 shares of common stock to Highbridge. The issuances were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act promulgated thereunder.

In September 2020, the Company issued five-year warrants to purchase an aggregate of 60,636 shares of common stock at an exercise price of $0.01 per share to consultants. The issuances were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

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From September 2020 to October 2020, the Company issued $2,000,000 of SAFE securities (the “SAFE I securities”) to investors in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. From November 2020 to December 2020, the Company completed an offering pursuant to Regulation CF of the Securities Act pursuant to which it issued $1,070,000 in January 2021 of a new class SAFE securities (the “SAFE II securities”) to investors. From November 2020 to December 2020, the Company completed an offering of SAFE II securities to investors in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, pursuant to which it issued $1,188,940 of SAFE II securities in January 2021.

Between January and April 2021, the Company sold 415,287 shares of Series A preferred stock at $6.43 per share and issued 776,101 shares of Series A preferred stock upon the conversion of the SAFE I securities and SAFE II securities and 1,105,827 shares of Series B preferred stock at $9.50 per share in a private placement. The issuances were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

In connection with the Series A preferred stock issuance, the Company issued 79,750 shares of common stock and 79,775 fully vested warrants with a five (5) year exercise term to purchase common stock with an exercise price of $2.57 to a financial broker. In connection with the Series B preferred stock issuance, the Company issued 123,296 shares of common stock and 197,277 fully vested warrants to purchase common stock with a five (5) year exercise term and an exercise price of $3.80 to two financial brokers. In October 2021, warrant holders representing 317,018 shares from the Series A and Series B Preferred Stock issuances exercised their warrants on a cashless basis and the Company issued 236,220 shares of common stock as settlement for these warrants. The issuances were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

On September 10, 2021, the Company entered into an agreement with a lender for a 6% promissory note of $2 million. The promissory note has a maturity date of one year from inception or immediately upon the completion of this offering. For providing the above promissory note, the Company agreed to issue 266,664 shares of our common stock and agreed to pay $35,000 of the placement agent’s and investor’s legal costs and paid a 6% commission to the placement agent, who is the underwriter of this offering. The issuances were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

During the year ended December 31, 2021, the Company issued fully vested warrants with ten year (10) terms to purchase 150,000 shares of the Company’s common stock to consultants with exercise price ranging from $0.245 - $1.00. The issuances were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

On August 22, 2022, the Company entered into a Securities Purchase Agreement (the “SPA”) with certain institutional investors listed on the signature pages thereto (individually, the “Investor” and collectively, the “Investors”) pursuant to which the Company agreed to issue and sell to the Investors in a private placement (i) senior convertible notes in an aggregate principal amount of $27,173,913 (the “Original Notes”), at an initial conversion price of $2.25 per share of the Company’s common stock, par value $0.00001, subject to adjustment upon the occurrence of specified events, and (ii) warrants to purchase up to 9,057,971 shares of common stock with an initial exercise price of $2.85 per share of common stock (the “Original Warrants”).

On August 22, 2022, in connection with the private placement of the Original Notes and Original Warrants, the Company entered into a Placement Agent Agreement dated as of August 22, 2022 (the “Placement Agent Agreement”) with Aegis Capital Corp. (“Aegis”). Pursuant to the Placement Agent Agreement, Aegis received (i) upon closing cash compensation of $2.0 million (8.0% of the gross proceeds of the private placement), (ii) $250,000 for non-accountable expenses (1.0% of the gross proceeds of the private placement), and (iii) a warrant to purchase up to 603,864 shares of the Company’s common stock at an exercise price of $3.5625 (the “Placement Agent Warrant”).

On May 19, 2023, the Company entered into a Securities Purchase and Exchange Agreement (the “Purchase Agreement”) with the Investors that entered into the SPA pursuant to which the Company agreed to:

(A) issue and sell to the Investors in a private placement (i) senior convertible notes in an aggregate principal amount of $4,934,783 (the “Convertible Notes”), at an initial conversion price of $2.54 per share of the Company’s common stock, which conversion price will be decreased, upon the receipt of shareholder approval, to $0.75 (the “Transaction Price”), subject to further adjustment upon the occurrence of specified events, and (ii) warrants to purchase 5,434,783 shares of the Company’s common stock with an initial exercise price of $1.09 per share, which shall be, upon the receipt of shareholder approval, decreased to the Transaction Price (the “New Warrants”);

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(B) exchange the senior convertible notes due February 24, 2024 in principal amount of $27,173,913 (the “Original Notes”) for: (i) senior convertible notes due February 24, 2024 in principal amount of $3,690,422 at an initial conversion price per share equal to the Transaction Price, subject to further adjustment upon the occurrence of specified events (the “Series A Exchange Notes”); and (ii) senior convertible notes due February 24, 2024 in principal amount of $23,483,491 at an initial conversion price of $1.09 per share, which conversion price will be decreased, upon the receipt of shareholder approval, to the Transaction Price, subject to further adjustment upon the occurrence of specified events (the “Series B Exchange Notes,” and together with the Series A Exchange Notes, the “Exchange Notes”); and

(C) exchange the Original Warrants for warrants to purchase 17,057,971 shares of the Company’s common stock with an initial exercise price of $1.09 per share, which shall be, upon the receipt of shareholder approval, decreased to the Transaction Price, subject to further adjustment upon the occurrence of specified events (the “Exchange Warrants”).

The Exchange Notes are the senior unsecured obligations of the Company and were issued with an original issue discount of approximately 8.8%. The Exchange Notes bear no interest unless an event of default has occurred, upon which interest accrues at 10.0% per annum. The Exchange Notes mature on February 24, 2024, unless earlier converted (only upon the satisfaction of certain conditions) (the “Maturity Date”). The Maturity Date may be extended at the sole option of the Investors, under certain circumstances specified therein. The Company may, at its election, force conversion of the Exchange Notes if at any time after the issuance date, the weighted average price of the Company’s common stock for ten (10) consecutive trading days equals or exceeds $3.94, subject to certain limitations described in the Exchange Notes.

 The issuance of the Original Notes, Original Warrants, and the Placement Agent Warrant was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act.  The issuance of the Exchange Notes and Exchange Warrants was made in reliance on the exemption provided by Section 3(a)(9) of the Securities Act.

On September 15, 2023, the Company issued the underwriter of its public offering of common stock a warrant to purchase up to 280,000 shares of common stock with an exercise price equal to 125% of the offering price, or $0.625 per share, subject to adjustments. The issuance of the warrant was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

(b) Consolidated Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the financial statements and the related notes.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Round Rock, Texas, on September 29, 2023.

VOLCON, INC. (Registrant)

By:	/s/ Jordan Davis
Jordan Davis Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jordan Davis or Greg Endo as attorney-in-fact and agent, with full power of substitution and re-substitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Jordan Davis		September 29, 2023
Jordan Davis	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Greg Endo		September 29, 2023
Greg Endo	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Christian Okonsky
Christian Okonsky	Director and Chief Technology Officer	September 29, 2023

/s/ Jonathan P. Foster
Jonathan P. Foster	Director	September 29, 2023

/s/ John Kim
John Kim	Director	September 29, 2023

/s/ Karin-Joyce Tjon
Karin-Joyce Tjon	Director	September 29, 2023

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EXHIBIT INDEX

Exhibit Number	Description
3.1	Second Amended and Restated Certificate of Incorporation of Volcon, Inc. (incorporated by reference to Exhibit 3.1 of the Form 8-K filed October 8, 2021)
3.2	Amended and Restated Bylaws of Volcon, Inc. (incorporated by reference to Exhibit 3.2 of the Form S-1 file number 333-259468)
3.3	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Volcon, Inc. (incorporated by reference to Exhibit 3.1 of the Form 8-K filed June 15, 2023)
4.1	Form of common stock (incorporated by reference to Exhibit 4.1 of the Form S-1 file number 333-259468)
4.2	Form of Warrant issued to Pink Possum, LLC and Highbridge Consulting, LLC (incorporated by reference to Exhibit 4.2 of the Form S-1 file number 333-259468)
4.3	Form of Underwriter Warrant (incorporated by reference to Exhibit 4.3 of the Form S-1 file number 333-259468)
4.4	Form of Underwriter Warrant (incorporated by reference to exhibit 4.3 of the Form S-1 file number 333-262343)
4.5	Form of Original Senior Convertible Note (incorporated by reference to Exhibit 10.3 of the Form 8-K filed with the SEC on August 24, 2022)
4.6	Note Amendment to Senior Convertible Note, dated September 6, 2022*
4.7	Form of Original Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.4 of the Form 8-K filed with the SEC on August 24, 2022)
4.8	Placement Agent Warrant (incorporated by reference to Exhibit 10.6 of the Form 8-K filed with the SEC on August 24, 2022).
4.9	Form of New Senior Convertible Note (incorporated by reference to Exhibit 4.1 of the Form 8-K filed with the SEC on May 22, 2023)
4.10	Form of Exchange Senior Convertible Note (incorporated by reference to Exhibit 4.3 of the Form 8-K filed with the SEC on May 22, 2023)
4.11	Form of New Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 of the Form 8-K filed with the SEC on May 22, 2023)
4.12	Form of Exchange Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.4 of the Form 8-K filed with the SEC on May 22, 2023)
5.1	Opinion of ArentFox Schiff LLP*
10.1†	2021 Stock Plan of Volcon, Inc., as amended (incorporated by reference to exhibit 10.1 of the Form S-1 file number 333-259468)
10.2	Consulting Agreement, as amended, between Volcon, Inc. and Pink Possum, LLC (incorporated by reference to Exhibit 10.2 of the Form S-1 file number 333-259468)
10.3	Consulting Agreement, as amended, between Volcon, Inc. and Highbridge Consulting, LLC (incorporated by reference to Exhibit 10.3 of the Form S-1 file number 333-259468)
10.4	Lease Agreement dated November 20, 2020, as amended between Volcon, Inc. and Alexander EV Park, LLC (incorporated by reference to Exhibit 10.4 of the Form S-1 file number 333-259468)
10.5†	Employment Agreement between Volcon, Inc. and Greg Endo dated June 7, 2021 (incorporated by reference to Exhibit 10.5 of the Form S-1 file number 333-259468)
10.6	Sublease Agreement dated June 1, 2021 between Volcon, Inc. and Sustainability Initiatives, LLC (incorporated by reference to Exhibit 10.6 of the Form S-1 file number 333-259468)
10.7†	Employment Agreement between Volcon, Inc. and Jordan Davis dated August 5, 2021 (incorporated by reference to Exhibit 10.8 of the Form S-1 file number 333-259468)
10.8	Securities Purchase Agreement by and among Volcon, Inc. and the Buyers, dated August 22, 2022 (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the SEC on August 24, 2022)**
10.9	Registration Rights Agreement by and among Volcon, Inc. and the Buyers, dated August 22, 2022 (incorporated by reference to Exhibit 10.2 of the Form 8-K filed with the SEC on August 24, 2022)
10.10	Placement Agent Agreement for Original Notes (incorporated by reference to Exhibit 10.5 of the Form 8-K filed with the SEC on August 24, 2022)
10.11†	Amendment to the Volcon, Inc. 2021 Stock Plan (as amended and restated) (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the SEC on July 27, 2022)
10.12	Supply Agreement with General Motors LLC executed as of August 9, 2022 and effective as of August 3, 2022 (incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the SEC on August 15, 2022)**
10.13	Supplier Agreement with GLV Ventures effective August 11, 2022 (incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the SEC on August 15, 2022)
10.14†	Employment Agreement between Volcon, Inc. and Stephanie Davis, dated January 3, 2022 (incorporated by reference to exhibit 10.2 of the Form 10-Q filed May 12, 2022)

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10.15	Underwriting Agreement by and among Volcon, Inc. and Aegis Capital Corp., dated January 28, 2022 (incorporated by reference to exhibit 1.1 of Form 8-K filed on April 28, 2022)
10.16	Securities Purchase Agreement by and among Volcon, Inc. and the Buyers, dated May 19, 2023 (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the SEC on May 24, 2023)**
10.17	Registration Rights Agreement by and among Volcon, Inc. and the Buyers, dated May 19, 2023 (incorporated by reference to Exhibit 10.2 of the Form 8-K filed with the SEC on May 22, 2023)
10.18	Placement Agent Agreement for New Notes (incorporated by reference to Exhibit 10.3 of the Form 8-K filed with the SEC on May 22, 2023)
10.19	Underwriting Agreement by and among Volcon, Inc. and Aegis Capital Corp., dated May 22, 2023 (incorporated by reference to exhibit 1.1 of Form 8-K filed on May 24, 2023)
21.1	List of subsidiaries (incorporated by reference to Exhibit 21.1 of the Form S-1 file number 333-259468)
23.1	Consent of MaloneBailey LLP*
23.2	Consent of ArentFox Schiff LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page)
107	Filing Fee Table*

*	Filed herewith.
**	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish a copy of any omitted schedule or exhibit to the SEC upon request.
†	Indicates management contract or compensatory plan, contract or arrangement.

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